Exhibit 99.1
INTERNATIONAL SHIPHOLDING CORPORATION SUBSIDIARY AWARDED MILITARY SEALIFT COMMAND TIME CHARTER

Mobile, Alabama, August 23, 2011 – International Shipholding Corporation (NYSE: ISH) announced today that Waterman Steamship Corporation, a wholly-owned subsidiary of International Shipholding Corporation, has been awarded a time charter contract with Military Sealift Command. The contract is for a firm one year period after which the Military Sealift Command will have three one-year options and one 11-month option to extend the contract. The time charter, which is scheduled to commence in mid-December, is expected to generate gross revenues of approximately $10 million for the firm initial one-year period and approximately $50 million if all the options are exercised.

International Shipholding Corporation also announced that it entered into an agreement to purchase a 2000-built multi-purpose ice strengthened vessel to be named GREEN WAVE which will be used to service the contract. The Company plans to fund the purchase with available cash and by arranging permanent financing.

Mr. Niels M. Johnsen, chairman and chief executive officer, commented, “We are pleased to have been awarded this contract and to continue our long-standing relationship with the Military Sealift Command. Consistent with our strategy, we have increased our contracted revenue stream and further diversified our fleet.  We remain committed to continue to seek growth opportunities to increase our Company’s long-term earning’s potential for the benefit of our shareholders.”

About International Shipholding Corporation

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

For more information about the company, please visit www.intship.com.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2010 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

The IGB Group
David Burke
(646) 673-9701
dburke@igbir.com
Leon Berman
(212) 477-8438
lberman@igbir.com

International Shipholding
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221